Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 24, 2022, relating to the consolidated financial statements of SFL Corporation Ltd. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MSPC

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

April 15, 2022

www.mspc-cpa.com
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